Response to Item 77D - Policies with
respect to security investment

Eaton Vance California Municipal Bond Fund
II
Material changes to the investment policies of the Fund are described under "Investment
Update" and "Notice to Shareholders" in the semiannual report to shareholders dated March
31, 2010 and are incorporated herein by
reference.